Exhibit 99.1

Contact:	Michael Schuh	(425) 951-6788

EVC Group
	Anne Bugge	(206) 926-5220
	Doug Sherk	(415) 896-6820

SONOSITE REPORTS RECORD THIRD QUARTER RESULTS
Worldwide Quarterly Revenue Increases 44% Over Prior Year
Company Reports $0.09 EPS
Conference Call Today at 1:30 pm PT/4:30 ET

BOTHELL, WA – October 28, 2004 – SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today reported financial results for the quarter ended September 30, 2004.

Worldwide revenue in the third quarter of 2004 grew 44% to $29.1 million compared with $20.2 million in the third quarter of 2003.  For the first nine months of 2004, the Company’s total revenue grew 37% to $78.7 million compared with $57.5 million for the same period of the prior year.  Year-over-year, changes in foreign currency rates increased the revenue growth rate by two percentage points for the third quarter and three percentage points for the first nine months of this year.

SonoSite reported net income of $1.4 million, or $0.09 per diluted share, for the third quarter of 2004, compared with a net loss of $161,000, or $0.01 per share, in the third quarter of 2003.  Year-to-date, SonoSite reported a net loss of $49,000, or breakeven on a per share basis, compared with a net loss of $4.0 million, or $0.28 per share, for the first nine months of 2003.

“The third quarter’s solid performance was driven by growing momentum in our international business and improving performance in the US,” said Kevin M. Goodwin, SonoSite President and CEO.  “Our financial results reflected broadening strength across our business units and clinical markets. Worldwide market acceptance of our TITAN system continued to expand our substantial leadership position.   In the third quarter, we achieved a new record for revenue and gross margin and attained profitability in a seasonally soft quarter.”

The Company’s gross margin rose to 67.0% compared with 63.5% in the third quarter of 2003.  Year-to-date gross margin increased to 66.2% compared with 63.0% for the prior year.  Gross margin increased due to improved product mix, increased manufacturing efficiencies, and a weaker dollar.

Operating expenses in the third quarter grew to $18.3 million compared with $13.4 million in the third quarter of 2003, an increase of 36%, primarily due to increased international and administrative expenses.  For the first nine months of 2004, operating expenses grew 27% to $52.5 million compared with $41.4 million in the same period last year.  Year-over-year changes in foreign currency exchange rates increased the expense growth rates by two percentage points for both the third quarter and year-to-date.

The international revenue growth rate in the third quarter of 2004 accelerated to 93% over the third quarter of 2003 and 77% over the first nine months of 2003.  The rapid increase was driven by strong growth in Japan and continuing excellent performance in Europe.

US revenue grew 20% in the third quarter of 2004 as compared with the same period in 2003 and demonstrated solid performance across the Company’s clinical markets. For the year’s first nine months, US revenue grew 14% compared with a year ago. US revenue accounted for 56% of total Company revenue in the third quarter and 53% for the first nine months, compared to 67% and 64% for the comparable prior year periods.

As of September 30, 2004, cash, cash equivalents and investments were $63.2 million.  For the third quarter, the Company generated cash from operations of $2.1 million. Year-to-date, SonoSite generated cash from operations of $5.3 million compared to a use of cash of $5.0 million in the first nine months of the prior year.

Company Outlook for the Fourth Quarter and 2005

For 2004, the Company expects to achieve annual revenue growth of approximately 33% and to be profitable. Gross margin for the year is expected to increase to approximately 67% due to improved product mix, increased manufacturing efficiencies and a reduction in the royalty rate going forward paid to the Company’s former parent.  Operating expenses for the year are expected to grow approximately 28% over 2003 due to the Company’s decision to accelerate investment in its international business, market development activities, and R&D programs.   The increase also reflects higher expenses associated with Sarbanes-Oxley Section 404 requirements and higher legal expenses associated with discovery and court-ordered mediation in the Neutrino patent infringement case which must be completed by January 31, 2005.  Also for 2004, the Company expects its income tax expense in the fourth quarter to approximate the amount recorded in the third quarter.  This expense is based on estimated US taxable income adjusted for the impact of tax loss carryforwards and the alternative minimum tax.  For 2004, The Company expects that fully diluted shares outstanding will be approximately 15.7 million.

While the 2005 budget is not yet finalized, the Company expects 2005 profitability to increase over 2004.  The Company’s goal continues to be to increase annual revenue by at least 25% with gross margin rising to approximately 69%.  For 2005, preliminary operating expenses as a percentage of revenue are targeted between 62% and 64%.  This range includes increased R&D spending, marketing and sales initiatives and potential legal costs related to the Neutrino patent litigation.  It is expected that R&D and G&A expense-to-revenue ratios will be consistent with their 2004 ratios.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PDT/4:30 pm EDT.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning October 28, 2004, 4:30 pm (PDT) until November 12, 2004, 12:00 midnight (PST) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code – 981261 - is required to access the replay.  The call will be also archived on SonoSite’s website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered near Seattle, is the innovator and worldwide market leader in high-performance, hand-carried ultrasound technology. By creating modular, compact systems that meet customer needs, SonoSite is removing barriers to the use of ultrasound across medicine and positively impacting the cost-effectiveness and efficiency of ultrasound use. With more than 17,000 units sold worldwide since 1999, SonoSite’s products have become known for exceptional durability with a high design value.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions.  Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending litigation and expenses associated with such litigation, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of  Operations and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenue	$29,124	$20,225	$78,714	$57,503
Cost of revenue	9,601	7,391	26,632	21,252

Gross margin	19,523	12,834	52,082	36,251

Operating expenses:
Research and development	2,943	2,663	9,063	8,371
Sales and marketing	12,652	9,086	36,400	27,594
General and administrative	2,686	1,666	7,065	5,410

Total operating expenses	18,281	13,415	52,528	41,375

Other income, net	342	420	566	1,102

Income (loss) before income taxes	1,584	(161)	120	(4,022)

Provision for income taxes	169	--	169	--

Net income (loss)	$1,415	$(161)	$(49)	$(4,022)

Basic net income (loss) per share	$0.10	$(0.01)	$(0.00)	$(0.28)

Diluted net income (loss) per share	$0.09	$(0.01)	$(0.00)	$(0.28)

Weighted average common and potential
common shares used in computing:
Basic net income (loss) per share	14,837	14,391	14,742	14,289

Diluted net income (loss) per share	15,738	14,391	15,602	14,289

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)
	September 30, 2004	December 31, 2003

Cash and cash equivalents	$14,520	$13,683
Short-term investment securities	17,256	13,094
Accounts receivable, net	24,930	25,849
Inventories	14,703	14,148
Prepaid expenses and other current assets	3,003	1,520

Total current assets	74,412	68,294

Property and equipment, net	7,170	5,564
Investment securities	31,419	34,239
Goodwill	300	--
Other assets	3,593	993

Total assets	$116,894	$109,090

Accounts payable	$5,231	$3,054
Accrued expenses	8,981	6,503
Current portion of long-term obligations	--	88
Deferred revenue	3,917	3,840

Total current liabilities	18,129	13,485

Deferred rent	239	275

Total liabilities	18,368	13,760

Shareholders' equity:
Common stock and additional paid-in capital	184,754	180,985
Accumulated deficit	(87,465)	(87,416)
Accumulated other comprehensive income	1,237	1,761

Total shareholders' equity	98,526	95,330

Total liabilities and shareholders' equity	$116,894	$109,090